Exhibit 99.2

LPL INVESTMENT HOLDINGS INC. and SUBSIDIARIES

INTRODUCTION TO PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

On November 7, 2007, LPL Holdings, Inc. (“LPLH”or the “Company”) completed its previously announced acquisition of IFMG Securities, Inc., Independent Financial Marketing Group, Inc. and LSC Insurance Agency Inc. from Sun Life Financial Inc. and Sun Life Financial (U.S.) Holdings, Inc. for approximately $25.0 million cash. In connection with the acquisition, LPLH commenced the process to shut down the operations of IFMG. Customers of IFMG will be transitioned over to LPLH customers between March 2008 and May 2008. Other operations and support functions are expected to be transitioned over to LPLH by the end of the third quarter 2008. As a result of the shut down, IFMG will accrue estimated costs associated with contract terminations and employee severance of approximately $6.6 million as of November 7, 2007. IFMG also expects to record up to an additional $2.4 million in compensation related expenses associated with retention bonus entered into with substantially all of the employees of IFMG. In addition to initial purchase price, the acquisition provides for post-closing payments over the next two years in an aggregate amount expected not to exceed $5.0 million, based primarily on the successful recruitment and retention of certain customer relationships. These post-closing payments will be recorded as additional purchase price consideration when made.

The acquisition will be accounted for as a purchase by the Company under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the identifiable assets and liabilities of the acquired entities will be recorded as of the acquisition date, at their respective fair values, and combined with those of the Company. The reported financial condition and results of operations of the Company following completion of the acquisition will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of the acquired entities. The excess of the estimated purchase price over the fair value of the net assets acquired has been preliminarily allocated to intangible assets representing the lists of and relationships with financial institutions and their advisors. These estimates are preliminary and the actual purchase price and the fair values of the assets and liabilities actually recorded may differ substantially from these estimates.

The accompanying unaudited pro forma condensed consolidated statement of condition combines the historical consolidated statement of condition of LPL Investment Holdings Inc. (“LPLIH” or the “Parent Company”) and the historical consolidated statement of condition of the acquired entities, giving effect to the acquisition as if it had been consummated on September 30, 2007. The accompanying unaudited pro forma condensed consolidated statements of income combine the historical consolidated statements of income of the Parent Company and the historical consolidated statements of income of the acquired entities for the nine months ended September 30, 2007 and the twelve months ended December 31, 2006, giving effect to the acquisition as if it had been consummated on January 1, 2006.

You should read this information in conjunction with:

•     The accompanying notes to the unaudited pro forma condensed consolidated financial statements;

•     The separate audited historical consolidated financial statements of LPL Investment Holdings Inc. and subsidiaries as of and for the years ended December 31, 2006 and 2005 included in its Report on Form 10-A filed by the Company on July 31, 2007.

•     The separate unaudited historical consolidated financial statements of LPL Investment Holdings Inc. and subsidiaries as of September 30, 2007 and for the three and nine months ended September 30, 2007 and 2006 included in the Parent Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007; and

•     The separate audited and unaudited historical combined financial statements of the acquired entities as of December 31, 2006 and as of September 30, 2007 and for the nine months ended September 30, 2007 which are included elsewhere herein.

We are presenting the unaudited pro forma condensed consolidated financial information for informational purposes only. The pro forma information is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the acquisition on January 1, 2006. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined company.

LPL INVESTMENT HOLDINGS INC. and SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF CONDITION

SEPTEMBER 30, 2007

(Unaudited)

(Dollars in Thousands)

	LPL Investment Holdings Inc. and Subsidiaries	IFMG GROUP	Adjustments		Pro Forma Consolidated
ASSETS

Cash and cash equivalents	$259,117	$26,358	$(25,693	)(1)	$283,148
			(1,634	)(3)
			25,000	(4)
Cash and securities segregated under federal and other regulations	87,555	8,101	—		95,656
Receivable from:
Customers, net of allowance of $502	383,431	—	—		383,431
Others, net of allowance of $2,977	211,866	3,791	—		215,657
Goodwill	1,289,307	10,253	(10,253	)(3)	1,289,307
Intangible assets	635,789	—	14,963	(2)	650,752
Fixed and other assets, net	282,491	3,422	1,503	(2)	287,143
			(273	)(3)
Total assets	$3,149,556	$51,925	$3,613		$3,205,094

LIABILITIES AND STOCKHOLDERS’ EQUITY

Payable to customers	$327,622	—	—		$327,622
Accounts payable, bank loans payable and accrued expenses	419,337	32,704	6,599	(2)	449,875
			(8,765	)(3)
Senior credit facilities and subordinated notes	1,388,177	—	25,000	(4)	1,413,177
Other liabilities	271,294	—	—		271,294
Total liabilities	2,406,430	32,704	22,834		2,461,968

Commitments and contingencies

Stockholders’ equity:

Common stock, $.01 par value: 20,000,000 authorized; 8,620,294 shares issued and outstanding	86	3	(3	)(2)	86

Additional paid-in capital	663,664	198,359	(194,885	)(2)	663,664
			(3,474	)(3)
Stockholder loans	(1,877)	—	—		(1,877)

Accumulated other comprehensive (loss) income, net of income taxes	(1,257)	—	—		(1,257)
Retained earnings	82,510	(179,141)	179,062	(2)	82,510
			79	(3)
Total stockholders’ equity	743,126	19,221	(19,221)		743,126

Total liabilities and stockholders’ equity	$3,149,556	$51,925	$3,613		$3,205,094

See accompanying notes to pro forma condensed consolidated financial statements.

LPL INVESTMENT HOLDINGS INC. and SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Nine Months Ended September 30, 2007

(Unaudited)

 (Dollars in Thousands)

	LPL Investment Holdings Inc. and Subsidiaries	IFMG GROUP	Adjustments		Pro Forma Consolidated
Revenues:
Commissions	$1,050,071	$112,449	$—		$1,162,520
Advisory fees	526,879	—	—		526,879
Asset-based fees	180,125	—	—		180,125
Transaction and other fees	131,185	—	—		131,185
Interest income	26,235	991	—		27,226
Other	21,124	5,000	—		26,124
	1,935,619	118,440	—		2,054,059

Expenses:
Commissions and advisory fees	1,358,868	98,556	—		1,457,424
Compensation and benefits	171,034	19,709	—		190,743
Depreciation and amortization	56,801	186	1,122	(5)	58,109
Promotional	49,916	1,619	—		51,535
Occupancy and equipment	29,074	2,813	—		31,887
Communications and data processing	18,511	768	—		19,279
Brokerage, clearing and exchange	19,122	—	—		19,122
Professional services	16,882	6,260	—		23,142
Regulatory fees and expenses	12,613	470	—		13,083
Travel and entertainment	9,469	1,161	—		10,630
Other	8,140	425	—		8,565

Total noninterest expenses	1,750,430	131,967	1,122		1,883,519
Interest expense from brokerage operations, mortgage lending, senior credit facilities and subordinated notes	92,803	—	1,250	(6)	94,053
Total expenses	1,843,233	131,967	2,372		1,977,572

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	92,386	(13,527)	(2,372)		76,487

PROVISION (BENEFIT) FOR INCOME TAXES	39,073	(4,635)	(1,004	)(5),(6)	33,434

NET INCOME (LOSS)	$53,313	$(8,892)	$(1,368)		$43,053

See accompanying notes to pro forma condensed consolidated financial statements.

LPL INVESTMENT HOLDINGS INC. and SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Twelve Months Ended December 31, 2006

(Unaudited)

(Dollars in Thousands)

	LPL Investment Holdings Inc.and Subsidiaries	IFMG GROUP	Adjustments		Pro Forma Consolidated
Revenues:
Commissions	$890,489	$146,164	$—		$1,036,653
Advisory fees	521,058	—	—		521,058
Asset-based fees	147,364	—	—		147,364
Transaction and other fees	134,496	—	—		134,496
Interest income	28,402	1,285	—		29,687
Other	18,127	5,952	—		24,079
	1,739,936	153,401	—		1,893,337

Expenses:
Commissions and advisory fees	1,213,603	126,252	—		1,339,855
Compensation and benefits	137,401	24,502	—		161,903
Depreciation and amortization	65,348	327	1,496	(5)	67,171
Promotional	36,060	2,961	—		39,021
Occupancy and equipment	26,212	3,756	—		29,968
Communications and data processing	21,423	1,180	—		22,603
Brokerage, clearing and exchange	17,502	—	—		17,502
Professional services	15,176	9,406	—		24,582
Regulatory fees and expenses	14,884	775	—		15,659
Travel and entertainment	7,136	1,264	—		8,400
Other	4,921	670	—		5,591

Total noninterest expenses	1,559,666	171,093	1,496		1,732,255
Interest expense from brokerage operations, mortgage lending, senior credit facilities and subordinated notes	125,404	—	1,667	(6)	127,071
Total expenses	1,685,070	171,093	3,163		1,859,326

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	54,866	(17,692)	(3,163)		34,011

PROVISION (BENEFIT) FOR INCOME TAXES	21,224	(6,626)	(1,224	)(5),(6)	13,374

NET INCOME (LOSS)	$33,642	$(11,066)	$(1,939)		$20,637

See accompanying notes to pro forma condensed consolidated financial statements.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 – BASIS OF PRESENTATION

As explained in the Introduction to Unaudited Pro Forma Condensed Consolidated Financial Statements, on November 7, 2007, the Company completed its previously announced acquisition of IFMG Securities, Inc., Independent Financial Marketing Group, Inc. and LSC Insurance Agency Inc. from Sun Life Financial Inc. and Sun Life Financial (U.S.) Holdings, Inc. for approximately $25.0 million cash. Under the terms of the Purchase and Sale Agreement, the Company paid the seller approximately $25.0 million in cash, incurred approximately $0.7 million in acquisition costs and assumed approximately $5.1 million of net payroll related liabilities and liabilities for the early termination of service contracts related to exit activities. The acquisition will be accounted for as a purchase by the Company under accounting principles generally accepted in the United States of America and the identifiable assets and liabilities of IFMG will be recorded as of the acquisition date at their respective fair values.

Management is currently assessing the fair values of the tangible and intangible assets and the liabilities of IFMG to be acquired or assumed by the Company. For the purposes of these unaudited pro forma condensed consolidated financial statements, management has made a preliminary estimate that the fair values of the recorded assets and liabilities of IFMG to be acquired or assumed will approximate their historical carrying values as of the date of acquisition.  The excess of the purchase price to be paid by the Company to acquire IFMG over the fair value of the net assets acquired has been preliminarily allocated to intangible assets related to customer relationships. These estimates are preliminary and the actual purchase price and the fair values of the assets and liabilities actually recorded may differ substantially from these estimates.

The pro forma adjustments to record the purchase of IFMG and the other related transactions reflected in the accompanying unaudited pro forma condensed consolidated balance sheet are explained below. Management does not believe that the purchase of IFMG and the other related transactions would have any significant effects on the accompanying unaudited pro forma condensed consolidated statements of operations.

NOTE 2 – PRO FORMA ADJUSTMENTS TO CONDENSED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2007

ADJUSTMENT 1.

Purchase of IFMG on Parent Company balance sheet through the payment of $25.0 million in cash and estimated costs incurred in connection with the acquisition.

(Dollars in Thousands)
Cash paid	$24,971
Estimated closing costs	722

Investment in IFMG Securities, Inc., Independent Financial Marketing Group, Inc. and LSC Insurance Agency Inc.	$25,693

ADJUSTMENT 2.

Purchase accounting adjustments to the subsidiary (IFMG) balance sheet include the reversal of retained earnings (accumulated deficit) and the creation of excess purchase price over the net assets acquired which was all preliminarily assigned to intangible assets related to customer relationships.

(Dollars in Thousands)
Net assets acquired	$15,826	(a)
Retention bonuses paid by the seller	1,503	(b)
Estimated costs to cancel service contracts of IFMG	(1,320	)(c)
Estimated severance costs	(5,279	)(d)
Adjusted net assets acquired	10,730

Excess purchase price over adjusted net assets acquired	$14,963

(a) Detail of net assets acquired is as follows:

Current assets	$37,978
Due from Sun Life	1,377
Other assets	1,790
Current liabilities	(25,319)

Total net assets acquired	$15,826

(b)  An asset was recorded for the economic benefit to be received by LPLH as a result of retention bonuses which were paid by the seller to certain employees if they continue to provide their services through August 31, 2008.

(c)  Amount represents an early termination fee for canceling a service contract which is calculated in accordance with the terms of the contract.

(d)  Amount represents estimated severance costs for employees at IFMG based on existing severance contracts.

ADJUSTMENT 3.

Adjustments related to the write off of IFMG goodwill existing prior to acquisition, the settlement of intercompany tax related accounts as well as the dissolving of certain entities owned by IFMG that were not included in the entities sold to LPLH.  A summary is as follows:

Net equity of entities retained by the seller to be settled for cash	$(1,634)
Reversing net goodwill	(10,253)

Reducing current tax receivable for entities retained by the seller	(273)

Reducing deferred tax payable	(7,135)
Reducing intercompany payable for cash paid to seller above	(1,630)
Equity effect of reversal of goodwill and deferred tax	(3,395)

ADJUSTMENT 4

Debt taken out in connection with the purchase.

NOTE 3 – PRO FORMA ADJUSTMENTS TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND THE TWELVE MONTHS ENDED DECEMBER 31, 2006

ADJUSTMENT 5

Adjustments to amortize a portion of the $15 million of intangible assets related to customer relationships as if the transaction had occurred at the beginning of the periods presented using an assumed life of ten years tax effected at the LPLIH effective tax rate for the periods presented.

ADJUSTMENT 6

Interest costs assumed to have been incurred on the $25 million of debt taken out in connection with the purchase from the first day of the period presented. The interest rate used was 6.67% based on the rate in effect as of the close of the transaction, or November 7, 2007. Interest was tax effected at the LPLIH effective tax rate for the periods presented.

NOTE 4 - OTHER COSTS NOT INCLUDED IN THE PRO FORMA ADJUSTMENTS

Material nonrecurring charges expected to be incurred by LPLH within the year that are not included in the Pro Forma Statements of Income above are estimated to total $2.4 million. These costs include an estimate of the costs related to incentive payments for IFMG employees to remain employed through what is deemed a mutually agreeable end in transition services.